Exhibit 16.1

April 20, 2009

Securities and Exchange Commission
1010 F Street, NE
Washington, DC 20549

Re: 310 Holdings, Inc.

Dear Sirs:

We have read the statements included under Item 4.01 of Form 8-K/A dated as of April 20, 2009 of 310 Holdings, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Moore & Associates, Chartered. was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Yours truly,

Tarvaran, Askelson & Company, LLP